UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2014

Pendrell Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	001-33008	98-0221142
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Carillon Point, Kirkland, Washington		98033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425) 278-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Departure of Directors or Certain Officers

On November 19, 2014, Benjamin G. Wolff resigned from his positions as President and Chief Executive Officer of Pendrell Corporation (the "Company"). Mr. Wolff also resigned from the Company’s Board of Directors (the "Board"), and the Board reduced the size of the Board from eight to seven directors.

5.02(c) Appointment of Certain Officers

On November 19, 2014, the Board accepted Mr. Wolff’s resignations and appointed Craig O. McCaw as Executive Chairman of the Company and Lee Mikles as Interim President and Chief Executive Officer. Mr. Mikles will also serve as the Company’s principal executive officer.

Mr. McCaw, age 65, has been a member of the Board since 2000 and has served as Chairman of the Board since June 2011. He also served as Chairman of the Board from 2000 to 2009. Since 1993, Mr. McCaw has been Chairman, Chief Executive Officer, and the beneficial member of the Eagle River group of investment companies which focus on strategic investments in the telecommunications industry. Mr. McCaw served as a director and Chairman of DBSD North America, Inc., a satellite communications company, from 2005 to 2008. Mr. McCaw founded Clearwire Corporation, a leading provider of wireless broadband services, in 2003 and served as its Chairman of the Board of Directors from 2003 to December 2010. Mr. McCaw was a director of Nextel Communications, Inc., a wireless service provider that was acquired by Sprint Corporation in 2005, from 1995 until 2003, and a director of XO Communications, Inc., a communications network services provider formerly known as NEXTLINK Communications, Inc. ("XO"), from 1997 until 2002. From 1994 to 1997, he was also XO’s Chief Executive Officer. From 1974 to 1994, Mr. McCaw served as Chairman and Chief Executive Officer of McCaw Cellular Communications, Inc., which he built into the nation’s leading provider of cellular services in more than 100 U.S. cities, until the company was sold to AT&T in 1994.

Mr. Mikles, age 58, has served on the Board since April 2014. He has served as president and director of FutureFuel Corp., a chemical and biofuels manufacturer, since 2005, and served as its Chief Executive Officer from 2005 to January 2013. Mr. Mikles also served as the principal financial officer of FutureFuel Corp. from 2005 to 2008. Mr. Mikles served on the board of directors of Boss Holdings, Inc., a marketer and distributor of gloves, protective wear and pet supplies, from 1996 to October 2014. He served as chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005 and was chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Mr. Mikles has served on the boards of directors of Pacific Capital Bancorp., Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp.

5.02(e) Compensatory Arrangements of Certain Officers

The Company and Mr. Wolff have agreed to enter into a Separation Agreement (the "Separation Agreement") in accordance with the terms of Mr. Wolff’s Amended and Restated Employment Letter Agreement dated July 1, 2011, a copy of which is on file as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2011 (the "Employment Agreement"). Through the Separation Agreement and consistent with the terms of the Employment Agreement, Mr. Wolff will provide the Company with a general release of claims, and will receive (i) a lump sum severance payment of $3,182,700, which is two times the sum of Mr. Wolff’s annual salary and target bonus; (ii) a lump sum payment of $114,759, representing Mr. Wolff’s accrued and unused PTO, capped at 1.5 times his annual accrual rate; (iii) payment by the Company of COBRA costs for Mr. Wolff and his covered dependents so long as he elects and remains eligible for COBRA, but for no more than two years; and (iv) vesting of all options, shares of restricted stock ("RSAs") and restricted stock units ("RSUs") in which he would have vested had he remained actively employed by the Company through the second anniversary of his resignation, excluding any unvested performance-based RSAs or performance-based RSUs. The Separation Agreement will also provide: (a) an extension of the exercise period for Mr. Wolff’s vested stock options until December 15, 2015; (b) the Company’s commitment to defend, indemnify and reimburse Mr. Wolff for costs, taxes or other payments for which the Company is already obligated under his Employment Agreement; and (c) for payment of a performance bonus for Mr. Wolff’s contributions to the Company’s achievement of its 2014 objectives, determined in a manner consistent with the determination of performance bonuses awarded to the Company’s highest performing 2014 executives, pro-rated for the period during which he was employed in 2014.

The Separation Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014. The Company’s press release dated November 19, 2014 announcing Mr. Wolff’s resignation, Mr. McCaw’s appointment as Executive Chairman and Mr. Mikles’ appointment as Interim President and Chief Executive Officer is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1 Press Release issued by Pendrell Corporation dated November 19, 2014

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pendrell Corporation

November 19, 2014	By:	/s/ Timothy M. Dozois

Name: Timothy M. Dozois
Title: Corporate Counsel and Corporate Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Pendrell Corporation dated November 19, 2014